Exhibit (a)(5)(C)

Nov. 14, 2023

For Release:	Immediately

Refer to:	Jordan Bishop; jordan.bishop@lilly.com; 317-473-5712 (Media)
Joe Fletcher; jfletcher@lilly.com; 317-296-2884 (Investors)

Lilly Announces the Receipt of NRC Consent in Connection with its Proposed Acquisition of POINT Biopharma

INDIANAPOLIS, Nov. 14, 2023 – Eli Lilly and Company (NYSE: LLY) today announced that the U.S. Nuclear Regulatory Commission (“NRC”) has issued its consent for the indirect transfer of control of POINT Biopharma Global Inc.’s (NASDAQ: PNT) radioactive materials license (the “NRC Consent”), which will occur following the completion of Lilly’s previously announced tender offer to acquire all of the issued and outstanding shares (“Shares”) of common stock of POINT, for a purchase price of $12.50 per share in cash, without interest and less any applicable tax withholding. Obtaining the NRC Consent is the last regulatory approval necessary for the consummation of the transaction.

The tender offer is scheduled to expire at 5:00 p.m., Eastern time, on Nov. 16, 2023, unless the tender offer is further extended or earlier terminated. Questions or requests for assistance may be directed to Georgeson LLC, the information agent for the tender offer, by calling toll free 1-800-932-9864 or via email to Pointbiopharma@georgeson.com.

About Lilly

Lilly unites caring with discovery to create medicines that make life better for people around the world. We’ve been pioneering life-changing discoveries for nearly 150 years, and today our medicines help more than 51 million people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world’s most significant health challenges, redefining diabetes care, treating obesity and curtailing its most devastating long-term effects, advancing the fight against Alzheimer’s disease, providing solutions to some of the most debilitating immune system disorders, and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we’re motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/news or follow us on Facebook, Instagram, and LinkedIn. C-LLY

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding Lilly’s proposed acquisition of POINT and the anticipated occurrence, manner and timing of the proposed tender offer and the closing of the proposed acquisition. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements reflect current beliefs and expectations; however, these statements involve inherent risks and uncertainties, including with respect to consummating the proposed acquisition and any competing offers or acquisition proposals for POINT, drug research, development and commercialization, Lilly’s evaluation of the accounting treatment of the potential acquisition and its potential impact on its financial results and financial guidance, uncertainties as to how many of POINT’s stockholders will tender their stock in the tender offer, the effects of the proposed acquisition (or the announcement thereof) on POINT’s stock price, relationships with key third parties or governmental entities, transaction costs, risks that the proposed acquisition disrupts current plans and operations or adversely affects employee retention, potentially diverting management’s attention from POINT’s ongoing business operations, changes in POINT’s business during the period between announcement and closing of the proposed acquisition, and any legal proceedings that have been or may be instituted related to the proposed acquisition. Actual results could differ materially due to various factors, risks and uncertainties. Among other things, there can be no guarantee that the proposed acquisition will be completed in the anticipated timeframe or at all, that the conditions required to complete the proposed acquisition will be met, that any event, change or other circumstance that could give rise to the termination of the definitive agreement for the proposed acquisition will not occur, that Lilly will realize the expected benefits of the proposed acquisition, that product candidates will be approved on anticipated timelines or at all, that any products, if approved, will be commercially successful, that Lilly’s financial results will be consistent with its expected 2023 guidance or that Lilly can reliably predict the impact of the proposed acquisition on its financial results or financial guidance. For further discussion of these and other risks and uncertainties, see Lilly’s and POINT’s most recent Form 10-K and Form 10-Q filings with the United States Securities and Exchange Commission (the “SEC”). Except as required by law, neither Lilly nor POINT undertakes any duty to update forward-looking statements to reflect events after the date of this press release.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition of POINT, Lilly caused its acquisition subsidiary to commence a tender offer for all of the issued and outstanding shares of common stock of POINT. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Lilly and its acquisition subsidiary filed with the SEC upon commencement of the tender offer. A solicitation and offer to buy outstanding shares of POINT is being made only pursuant to the tender offer materials that Lilly and its acquisition subsidiary have filed with the SEC. Lilly and its acquisition subsidiary have filed with the SEC a tender offer statement on Schedule TO, and POINT has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF POINT ARE URGED TO READ THESE DOCUMENTS CAREFULLY (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF POINT SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal) are available to all stockholders of POINT at no expense to them at Lilly’s website at

investor.lilly.com. The information contained in, or that can be accessed through, Lilly’s website is not a part of, or incorporated by reference in, this press release. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, are also available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Lilly and POINT file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Lilly and POINT with the SEC for free on the SEC’s website at www.sec.gov.

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